Exhibit 99.1

Q2Earth Appoints Douglas Baum, Senior Biosciences Executive,

To Board of Directors

Palm Beach, FL; January 16, 2020 – Q2Earth, Inc. (OTCQB: QPWR) (the “Company” or “Q2”) announced today that it has appointed Douglas R. Baum to its Board of Directors.

Mr. Baum brings to the Company over 28 years of experience in the bioscience and biotech industries, including development, commercialization and marketing of multiple drugs and medical devices. Over his long senior executive tenure, including as CEO of Xeris Pharmaceuticals, he has overseen 15 product approvals through the FDA and raised over $80 million in capital to fund breakthrough technologies.

“We are pleased and honored to have Doug join our board. We have a great deal of faith that he can help us pursue a strategy that includes expanding our licensing portfolio and business lines into new areas of biotechnology.” stated Kevin Bolin, the Company’s Chairman and CEO.

Mr. Baum stated: “This is an exciting opportunity for me, and I look forward to working with the Q2 team. I feel confident that I can help the Company execute its vision and bring interesting opportunities to the table in the short term while building long-term shareholder value.”

The Board of Directors of Q2 has authorized a strategic plan for 2020 which is comprised of: (1) securing new technologies and business opportunities in the broader biosciences sector, including both human and soil health; and (2) significantly reducing debt and liabilities of the Company and eliminating under-performing assets and agreements. The successful results of these actions are intended to attract new capital to fund long term growth opportunities for the Company.

In connection with his appointment, Mr. Baum initially received 200,000 stock options, vesting over the following two years.

About Q2Earth: Q2Earth currently manages compost and soil manufacturing facilities, and holds a license for an all-natural soil health supplement called ABS. The Company is pursuing additional licensing opportunities in biotech and biosciences that will expand its intellectual property portfolio and create new business opportunities.

Legal Notice Regarding Forward-Looking Statements: This news release contains “Forward-looking Statements”. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to our ability to fully commercialize our technology, risks associated with changes in general economic and business conditions, actions of our competitors, the extent to which we are able to develop new products and markets, the time and expense involved in such development activities, the ability to secure additional financing, the ability to consummate acquisitions and ultimately integrate them, the level of demand and market acceptance of our products, and changes in our business strategies. This is not an offering of securities and securities may not be offered or sold absent registration or an applicable exemption from the registration requirements

Contact

Christopher Nelson

cnelson@q2earth.com